  Pursuant to Rule 424(b)(3)
 Registration No. 333-289423
PROSPECTUS
30,323,301 Ordinary Shares
Represented by 30,323,301 American Depositary Shares
This prospectus relates to the resale or other disposition by the selling securityholders identified in this prospectus, or the selling securityholders, of 30,323,301 of our ordinary shares, nominal value £0.01 per share, represented by 30,323,301 American Depositary Shares, or ADSs, of which 10,885,357 ordinary shares are presently issued and 19,437,944 ordinary shares into which 19,437,944 non-voting ordinary shares, nominal value £0.01 per share, may be redesignated. We are not selling any securities and will not receive any proceeds from the sale or other disposition of the securities under this prospectus.
The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of the ordinary shares, represented by ADSs, that are being registered, on any stock exchange, market or trading facility on which our ADSs are traded or in private transactions. Dispositions of the securities registered by this prospectus may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. See “Plan of Distribution.” The net proceeds received from the sale or other disposition of our securities by the selling securityholders, if any, is unknown.
All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling securityholders will be borne by the selling securityholders.
Our ADSs are listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “BCYC.” On August 4, 2025, the closing price of our ADSs on Nasdaq was $8.05 per ADS.
We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks we have described under the heading “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 14, 2025.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act. This prospectus describes the specific terms of the offering of securities by the selling securityholders. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
This prospectus may be supplemented from time to time by one or more additional prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the more recent prospectus supplement. You should carefully read this prospectus together with any applicable additional prospectus supplement before deciding to invest in any ordinary shares being offered.
Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus that may be filed, or in the documents described under the heading “Incorporation of Certain Information by Reference.” We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, ADSs and ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.
You should carefully read this prospectus before deciding to invest in any securities being offered. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Bicycle,” “the Company,” “we,” “us” and “our” refer to Bicycle Therapeutics plc and its wholly owned subsidiaries.
Neither we, nor any of the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. The distribution of this prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by the selling securityholders pursuant to this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or the selling securityholders or to which we or the selling securityholders have referred you contain forward-looking statements. Forward-looking statements made by us are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, filed with the SEC.
Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements regarding:
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the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

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our ability to advance our product candidates into, and successfully complete, clinical trials;

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our reliance on the success of product candidates in our pipeline programs for our Bicycle® Drug Conjugate molecules, Bicycle Tumor-Targeted Immune Cell Agonist® molecules, and Bicycle Radioconjugate molecules, as well as our other pipeline programs;

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our ability to utilize our screening platform to identify and advance additional product candidates into clinical development;

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the timing or likelihood of regulatory filings and approvals;

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the commercialization of our product candidates, if approved;

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our ability to develop sales and marketing capabilities;

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the pricing, coverage and reimbursement of our product candidates, if approved;

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the implementation of our business model, strategic plans for our business, product candidates and technology;

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the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

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our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

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costs associated with defending intellectual property infringement, product liability and other claims;

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regulatory development in the United States, the United Kingdom and other jurisdictions and changes to the laws and regulations of England and Wales, and other jurisdictions;

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estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

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the potential benefits of strategic collaboration agreements and our ability to enter into additional strategic arrangements;

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our ability to maintain and establish collaborations or obtain additional grant funding;

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the rate and degree of market acceptance of any approved products;

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developments relating to our competitors and our industry, including competing therapies;

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our ability to effectively manage our anticipated growth;

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our ability to attract and retain qualified employees and key personnel;

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future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;

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the impact of adverse global economic conditions, including those arising from changes in global trade policies, on our operations and the potential disruption in the operations and business of third-party manufacturers, contract research organizations, other service providers, and collaborators with whom we conduct business;

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potential adverse developments affecting the financial services industry;

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potential business interruptions resulting from geo-political actions, such as war and terrorism, or the perception that such hostilities may be imminent;

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our failure or perceived failure to comply with existing or future laws, regulations, contracts, self-regulatory schemes, standards, and other obligations related to data privacy and security (including our ability to identify and respond to potential future security incidents); and

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other risks and uncertainties, including those listed under the section entitled “Risk Factors.”

In some cases, you can identify forward-looking statements by such terminology as “will,” “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.
You should refer to the section entitled “Risk Factors” contained in this prospectus and any free writing prospectus prepared by or on behalf of us or the selling securityholders or to which we or the selling securityholders have referred you, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us, the selling securityholders or any other person that we will achieve our objectives and plans in any specified time frame, or at all.
Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and any applicable prospectus supplement or incorporated by reference herein or therein. This summary does not contain all of the information that you need to consider in making your investment decision. You should read the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement carefully, especially the risks of investing in our securities incorporated by reference herein under the heading “Risk Factors” and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference in this prospectus, before making an investment decision.
Company Overview
We are a clinical-stage pharmaceutical company developing a novel class of medicines, which we refer to as Bicycle® molecules, for diseases that are underserved by existing therapeutics. Bicycle molecules are fully synthetic short peptides constrained to form two loops which stabilize their structural geometry. This constraint facilitates target binding with high affinity and selectivity, making Bicycle molecules attractive candidates for drug development. Bicycle molecules are a unique therapeutic modality combining the pharmacology usually associated with a biologic with the manufacturing and pharmacokinetic, or PK, properties of a small molecule. The relatively large surface area presented by Bicycle molecules allows targets to be drugged that have historically been intractable to non-biological approaches. Bicycle molecules are excreted by the kidney rather than the liver and have shown no significant signs of immunogenicity to date, qualities which we believe explain the molecules’ favorable toxicological profile.
We have a novel and proprietary phage display screening platform which we use to identify Bicycle molecules in an efficient manner. The platform initially displays linear peptides on the surface of engineered bacteriophages, or phages, before “on-phage” cyclization with a range of small molecule scaffolds which can confer differentiated physicochemical and structural properties. Our platform encodes quadrillions of potential Bicycle molecules which can be screened to identify molecules for optimization to potential product candidates. We have used this powerful screening technology to identify our current portfolio of candidates in oncology and intend to use it in conjunction with our collaborators to seek to develop additional future candidates across a range of other disease areas.
Corporate Information
In 2009, we were incorporated as a limited liability company under the laws of England and Wales. In 2017, we effected a reorganization to create a new holding company which, in connection with our initial public offering, was re-registered as a public limited company named Bicycle Therapeutics plc. Bicycle Therapeutics plc is the parent company of three wholly owned subsidiaries, two of which are based in Cambridge, United Kingdom and one of which has its principal office in Cambridge, Massachusetts. The U.K. subsidiaries are BicycleTx Limited and BicycleRD Limited, and the U.S. subsidiary is Bicycle Therapeutics Inc. Our principal executive offices are located at Blocks A & B, Portway Building, Granta Park, Great Abington, Cambridge, CB21 6GS, United Kingdom, and our phone number is +44 1223 261503. Our agent for service of process in the United States is Bicycle Therapeutics, Inc., located at 35 Cambridgepark Drive, Cambridge, Massachusetts, 02140.
Our website address is http://www.bicycletherapeutics.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
We own various trademark registrations and applications, and unregistered trademarks, including our name. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING
ADSs offered by selling securityholders
Up to 30,323,301 ADSs, each ADS representing one ordinary share.
Use of proceeds
The selling securityholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of ADSs or ordinary shares in this offering. We will, however, bear the costs incurred in connection with the registration of these ADSs.
American Depositary Shares
Each ADS represents one ordinary share, nominal value £0.01 per share. ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will hold the ordinary shares underlying the ADSs in a custody account with the custodian, and you will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs. To better understand the terms of our ADSs, see the description of “Description of American Depositary Shares” beginning on page 29. We also encourage you to read the deposit agreement, which is incorporated by reference as Exhibit 4.1. to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 25, 2025.
Depositary
Citibank, N.A.
Risk factors
See “Risk Factors” beginning on page 6 of this prospectus and under similar headings in the other documents that are incorporated by reference herein.
Nasdaq Global Select Market symbol
BCYC

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” in this prospectus, and under similar headings in our Current Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 8, 2025, as updated by our subsequent filings, which are incorporated by reference into this prospectus, together with all of the other information contained in this prospectus or incorporated by reference into this prospectus. The risks and uncertainties described in these documents are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below or incorporated by reference actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected.
The number of shares being registered for sale is significant in relation to the number of our outstanding ordinary shares.
This prospectus is a part of a registration statement on Form S-3 that registers the shares offered hereunder for sale into the public market by the selling securityholders. Upon registration of the ADSs representing ordinary shares hereunder, 10,885,357 ADSs, representing 10,885,357 ordinary shares, may be resold in the public market immediately without restriction. Upon redesignation of the non-voting ordinary shares held by the selling securityholders into ordinary shares and the issuance of ADSs representing such ordinary shares, an additional 19,437,944 ADSs, representing 19,437,944 ordinary shares, registered hereunder may be resold in the public market without restriction. These shares represent a large number of our ordinary shares, and if sold in the market all at once or at about the same time, such transactions could depress the market price of our ADSs during the period the registration statement remains effective and could also affect our ability to raise equity capital.
Certain funds affiliated with Baker Bros. Advisors LP, or BBA, hold significant amounts of our ADSs and non-voting ordinary shares and therefore BBA or its affiliates could exert significant influence over us.
While our shareholder base and relative holdings may change over time, 667, L.P. and Baker Brothers Life Sciences, L.P., funds affiliated with BBA and referred to together as the BBA Funds, hold the largest ownership position in our outstanding ordinary shares and non-voting ordinary shares. In addition, Felix J. Baker, a member of our board of directors, is a managing member of Baker Bros. Advisors (GP) LLC, or Advisors GP, which is the sole general partner of BBA.
The interests of BBA and its affiliates may not always coincide with the interests of other shareholders, and any influence exerted over our business and affairs by these entities may not coincide with the wishes of other shareholders. In addition, the control and influence held by these entities might have the effect of delaying, deferring, or preventing a transaction or change in control of us, which might involve a premium price for our ordinary shares, or which otherwise could have been in your best interests as a shareholder.

USE OF PROCEEDS
The proceeds from the sale or other disposition of our ADSs and ordinary shares covered by this prospectus are solely for the account of the selling securityholders. We will not receive any proceeds from the sale or other disposition of such securities, and the net proceeds received from the sale or other disposition of such securities by the selling securityholders, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of the ADSs covered by this prospectus.

SELLING SECURITYHOLDERS
This prospectus covers the sale or other disposition from time to time by the selling securityholders of up to 30,323,301 ordinary shares represented by ADSs (including following the redesignation of non-voting ordinary shares as ordinary shares). We are registering the above-referenced ADSs to permit each of the selling securityholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the ADSs representing the ordinary shares in the manner contemplated under the section titled “Plan of Distribution.” The selling securityholders may sell some, all or none of their securities. We do not know how long the selling securityholders will hold the securities before selling them, and we currently have no agreements, arrangements or understandings with the selling securityholders regarding the sale or other disposition of any of the securities. The securities covered hereby may be offered from time to time by the selling securityholders.
The securities registered on this prospectus include (i) 17,114,846 non-voting ordinary shares that were purchased in a private placement pursuant to a Securities Purchase Agreement, dated May 23, 2024, (ii) 2,323,098 non-voting ordinary shares purchased on July 17, 2023 in connection with a registered public offering, (iii) 2,382,784 ordinary shares that were redesignated from non-voting ordinary shares purchased on July 17, 2023 in connection with a registered public offering, and (iv) 8,502,573 ADSs representing 8,502,573 ordinary shares that have been purchased from time to time in open market transactions. All of the ordinary shares represented by ADSs (including upon redesignation of non-voting ordinary shares) that are registered on this prospectus are being registered pursuant to the terms of a registration rights agreement, dated April 18, 2024, or the Registration Rights Agreement, that we entered into in connection with the appointment of Felix J. Baker to our board of directors on April 18, 2024. Pursuant to the Registration Rights Agreement, the BBA Funds are entitled to certain resale registration rights with respect to our securities held by them. Additional information with respect to the Registration Rights Agreement is contained in our current report on Form 8-K filed with the SEC on April 18, 2024.
When we refer to “selling securityholder” or “selling securityholders” in this prospectus, we are referring to the BBA Funds named in this prospectus as the selling securityholders and, as applicable, any donees, pledgees, assignees, transferees or other successors-in-interest selling the securities received after the date of this prospectus from the selling securityholders as a gift, pledge, or other non-sale related transfer.
The following table sets forth the name of each selling securityholder, the number of ordinary shares beneficially owned by each of the respective selling securityholders (which ordinary shares may be represented by ADSs or be non-voting ordinary shares which may be redesignated as ordinary shares) as of August 4, 2025, the number of ADSs that may be offered under this prospectus and the number of our ordinary shares beneficially owned by the selling securityholders (which ordinary shares may be represented by ADSs or be non-voting ordinary shares which may be redesignated as ordinary shares) assuming all of the ADSs covered hereby are sold. The percentages of shares owned before and after the offering are based on 49,868,567 ordinary shares outstanding as of August 4, 2025, which includes ADSs representing the outstanding ordinary shares offered by this prospectus. Additionally, in computing the number of ordinary shares beneficially owned by a selling securityholder and the percentage ownership of such selling securityholder, we deemed outstanding any ordinary shares into which non-voting ordinary shares may be redesignated after accounting for the Beneficial Ownership Limitation (as defined below).
The beneficial ownership information set forth below is based upon information obtained from the selling securityholders regarding the beneficial ownership of ADSs, ordinary shares and non-voting ordinary shares held by each of the selling securityholders. Pursuant to our Articles, the selling stockholders do not have the right to redesignate non-voting ordinary shares for ordinary shares if such holder, together with its affiliates, would beneficially own in excess of 19.9%, or the Beneficial Ownership Limitation.
None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us, except for Felix J. Baker’s appointment to and position on our board of directors and the participation by the BBA Funds in our 2024 private placement and the 2023 registered public offering. Dr. Baker is a managing member of Advisors GP. BBA is the investment manager of the BBA Funds and Advisors GP is the sole general partner of BBA.

	Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of ADSs that may be Offered Pursuant to this Prospectus(1)	Ordinary Shares Beneficially Owned After Offering(2)
Name of Selling Securityholder	Number	Percentage		Number	Percentage
Baker Bros. Advisors LP(3)	10,885,357	21.8%	30,323,301	—	*

*
Indicates beneficial ownership of less than 1.0%.

(1)
Selling securityholders may hold ADSs, ordinary shares, non-voting ordinary shares or a combination of all of these securities. Ordinary shares are convertible to ADSs at a one-to-one ratio. The number of ADSs in this column represents all of the ordinary shares that a selling securityholder may offer and sell from time to time under this prospectus, without giving effect to the Beneficial Ownership Limitation.

(2)
Assumes that all ADSs being registered in this prospectus are resold to third parties and that with respect to a particular selling securityholder, such selling securityholder sells all securities registered under this prospectus held by such selling securityholder.

(3)
The ordinary shares and ADSs reported to us as beneficially owned by Baker Bros. Advisors LP (“BBA”) are held by the following selling securityholders (i) 902,083 ADSs directly held by 667, L.P. (“667”) and 9,983,274 ADSs directly held by Baker Brothers Life Sciences, L.P. (“Life Sciences”, and together with 667, the “BBA Funds”). BBA may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of ordinary shares registered for resale pursuant to this prospectus and thus may be deemed the beneficial owner of such ordinary shares. The shares reported under “Ordinary Shares Beneficially Owned Prior to Offering” excludes 1,597,341 non-voting ordinary shares held by 667 and 17,840,603 non-voting ordinary shares held by Life Sciences because such shares are subject to the Beneficial Ownership Limitation, but such non-voting ordinary shares are included in the column “Maximum Number of ADSs that may be Offered Pursuant to this prospectus.” Julian C. Baker and Felix J. Baker are the managing members of Advisors GP, the sole general partner of BBA and, as such, may be deemed to have voting and dispositive power with respect to the shares held by the BBA Funds. Julian C. Baker, Felix J. Baker, BBA and the Advisors GP disclaim beneficial ownership of all shares held by the Funds, except to the extent of their indirect pecuniary interest therein. The address of BBA, Advisors GP, Felix J. Baker, Julian C. Baker and the BBA Funds is 860 Washington Street, 3rd Floor, New York, New York 10014.

PLAN OF DISTRIBUTION
The selling securityholders and their pledgees, donees, transferees or other successors in interest may offer and sell the ADSs (representing ordinary shares) from time to time on Nasdaq or any other national securities exchange or quotation service on which the ADSs may be listed at the time of sale, in the over-the-counter market, through ordinary brokerage trades, pursuant to underwritten public offerings, through negotiated transactions, through block trades, through distributions in kind for no consideration or through a combination of these methods or through underwriters or broker-dealers, through agents and/or directly to one or more purchasers, or by any other legally available means. The ADSs may be distributed from time to time in one or more transactions:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to such prevailing market prices; or

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at negotiated prices.

The selling securityholders may also sell ADSs under Rule 144 under the Securities Act, if available, or Section 4(a)(1) of the Securities Act rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.
If the selling securityholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of ADSs, from the purchaser) in amounts to be negotiated.
The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time under this prospectus, or under a supplement or amendment to this prospectus amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.
The selling securityholders have informed us that, except as set forth below, none of them has any agreement or understanding, directly or indirectly, with any person to distribute the ADSs. If any selling securityholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a supplement or amendment to this prospectus pursuant to the applicable rules promulgated under the Securities Act. Certain selling securityholders who are entities rather than natural persons may distribute ADSs to their partners, shareholders or other owners in normal course, who may in turn sell the ADSs in the manner listed above. The selling securityholders also may transfer the ADSs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the ADSs or interests in the ADSs, the selling securityholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling securityholders may also sell ADSs short after the effective date of the registration statement of which this prospectus is a part and deliver these ADSs to close out their short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these ADSs. The selling securityholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus, provided that the prospectus supplement has been supplemented or amended to reflect such transaction. The selling securityholders and any broker-dealers or agents that are involved in selling the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any selling securityholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation. We have advised the selling securityholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the ADSs. The foregoing may affect the marketability of the ADSs.
The aggregate proceeds to the selling securityholders from the sale of the ADSs offered by them will be the purchase price of the ADSs less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ADSs to be made directly or through agents. We will not receive any of the proceeds from this offering.
We will pay all expenses of the registration of the ADSs, including, without limitation, SEC filing fees. We have agreed with the selling securityholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as the ADSs offered by the selling securityholders have been sold or transferred by the selling securityholders in accordance with such registration statement, the ADSs offered by the selling securityholders have been disposed of or transferred pursuant to Rule 144 under the Securities Act, the ADSs offered by the selling securityholders may be resold pursuant to Rule 144 without condition or restriction (including without any limitation as to volume of sales and without the selling securityholder complying with any method of sale requirements under Rule 144), or such security shall cease to be outstanding following its issuance.
We also agreed, among other things, to indemnify the selling securityholders, their partners, members, officers and directors, and each person who controls such selling securityholders, from certain liabilities and to pay certain expenses incurred by us in connection with such registration.
In order to comply with the securities laws of some states, if applicable, the ADSs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following description of our share capital and Articles summarizes certain material terms and provisions of our ordinary shares. The description summarizes relevant provisions of English law, including the Companies Act. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and our Articles, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the applicable provisions of English law and our Articles for additional information.
General
Our securities include (a) ordinary shares, nominal value of £0.01 per share, (b) non-voting ordinary shares, nominal value of £0.01 per share, and (c) ADSs, each representing one ordinary share, nominal value $0.01 per share.
Issued Share Capital
We may issue ordinary shares from time to time. Effective from May 16, 2024, our board of directors has the authority pursuant to Section 551 of the Companies Act to allot new shares or to grant rights to subscribe for or to convert any security into shares in the company up to a maximum aggregate nominal amount of £1,000,000. This authority runs for five years and will expire on May 15, 2029. In addition, statutory preemption rights under Section 561(1) of the Companies Act have been disapplied in respect of new ordinary shares issued or rights to subscribe for, or convert securities into, new ordinary shares granted pursuant to such authority.
As of August 4, 2025, our issued share capital consisted of 49,868,567 ordinary shares, with a nominal value of £0.01 per share, and 19,437,944 non-voting ordinary shares, with a nominal value of £0.01 per share. Each issued share has been fully paid.
Ordinary Shares
Our ordinary shares have the rights and restrictions described below under “— Key Provisions of Our Articles of Association.” The following summarizes the rights of holders of our ordinary shares:
•
each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•
the holders of our ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•
the holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Preference Shares
We may issue preference shares from time to time, in one or more classes. Our Articles authorize us to issue shares with such rights and restrictions attached as the company may by ordinary resolution determine, or if no ordinary resolution has been passed (or so far as the resolution does not make specific provision), as our board of directors may determine. As of the date of this prospectus, no preference shares have been issued and no preference shares are outstanding or designated.
Share Register
We are required by the Companies Act to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register.
The share register, therefore, is prima facie evidence of the identity of our shareholders and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Computershare Investor Services plc.

Holders of our ADSs are not treated as shareholders and their names are, therefore, not entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see the section entitled “Description of American Depositary Shares” in this prospectus.
Under the Companies Act, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal, as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.
We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:
•
the name of any person, without sufficient cause, is wrongly entered in or omitted from our share register; or

•
there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights
English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to disapply preemptive rights. Such disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution, if the disapplication is by shareholder resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). On May 16, 2024, our shareholders approved the disapplication of preemptive rights for a period of five years from the date of approval in relation to the shares authorized to be allotted pursuant to such resolutions, which disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).
Distributions and Dividends
Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves, as determined on a non-consolidated basis. The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.
As a public company, it will not be sufficient that we have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement will be imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:
•
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•
if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total.

Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares.
Under our Articles, if a shareholder defaults in supplying the company with the required details in relation to the shares in question, or the default shares within the prescribed period of 14 days our board of directors may by notice direct that:
•
the relevant shareholder shall not be entitled in respect of the default shares to be present or vote, either in person or by representative or proxy, at any general meeting or separate meeting of the holders of a class of shares or upon any poll or to exercise any other right conferred by the membership in relation to any such meeting;

•
where the default shares represents at least 0.25% in nominal value of the issued shares of the class in question (calculated exclusive of any shares held as treasury shares), (a) any dividend or other money payable in respect of the default shares shall be retained by us without any liability to pay interest and the relevant shareholder shall not be entitled to elect to receive ordinary shares instead of any dividend, and/or (b) no transfers by the relevant shareholder of default shares (other than a transfer excepted from these provisions in accordance with the provisions of our Articles) may be registered, unless the shareholder himself or herself is not in default and the shareholder proves to the satisfaction of the board of directors that no person in default as regards to supplying such information is interested in any of the default shares; and/or

•
any shares held by the relevant shareholder in uncertificated form shall be converted into certificated form.

Purchase of Own Shares
English law permits a public limited company to purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act and provided that its articles of association do not prohibit it from doing so. Our Articles, a summary of which is provided below, do not prohibit us from purchasing our own shares. A public limited company must not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.
Any such purchase will be either a “market purchase” or “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a recognized investment exchange (other than an overseas exchange) as defined in the UK Financial Services and Markets Act 2000, or FSMA. An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company. Both resolutions authorizing “market purchases” and “off-market purchases” must specify a date, not later than five years after the passing of the resolution, on which the authority to purchase is to expire.
Nasdaq is an “overseas exchange” for the purposes of the Companies Act and does not fall within the definition of a “recognized investment exchange” for the purposes of FSMA and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”

A share buy-back by a company of its shares will give rise to U.K. stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty reserve tax or duty will be paid by the company. The charge to stamp duty reserve tax will be canceled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.
Our Articles do not have conditions governing changes to our capital which are more stringent than those required by law.
Shareholder Rights
Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For the purposes of English law, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of ADSs representing ordinary shares deposited with the Depositary, the registered member will be the Depositary. If a person who holds their ADSs wishes to exercise certain of the rights granted under the Companies Act, they may be required to withdraw their ADSs upon delivery of ordinary shares on deposit with the Depositary and become the registered holder of the shares in our register of members. A withdrawal of ADSs may have tax implications.
Key Provisions of Our Articles of Association
Our Articles were approved by our shareholders in May 2019 and last amended by our shareholders in May 2024. A summary of certain key provisions of our Articles is set out below. The summary below is not a complete copy of the provisions of the Articles. For further information please refer to the full version of our Articles, which was filed as an exhibit to the registration statement of which this prospectus forms a part.
The Articles contain no specific restrictions on our purpose and therefore, by virtue of section 31(1) of the Companies Act, our purpose is unrestricted.
The Articles contain, among other things, provisions to the following effect:
Share Capital
Our share capital consists of ordinary shares and non-voting ordinary shares. We may issue shares with such rights and restrictions as may be determined by ordinary resolution, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine, including shares which are to be redeemed, or are liable to be redeemed at our option or the option of the holder of such shares.
Voting
The holders of ordinary shares have the right to receive notice of, and to attend and vote at, our general meetings. Subject to any other provisions of our Articles and without prejudice to any special rights, privileges or restrictions as to voting attached to any shares forming part of our share capital, each holder of ordinary shares who is present in person (or, being a corporation, by representative) or by proxy at a general meeting on a show of hands has one vote and, on a poll, every such shareholder who is present in person (or, being a corporation, by representative) or by proxy has one vote in respect of every share held by him.
The holders of non-voting ordinary shares have the right to receive notice of, and to attend and vote at, any separate class meeting of the holders of non-voting ordinary shares and at any general meeting of shareholders in relation to a variation of class rights of the non-voting ordinary shares.
Variation of Rights
Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either (i) with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), (ii) with the authority of a special resolution passed at a general meeting of the holders of the shares of that class or (iii) in any other way as expressly provided for in relation to such rights, and may be so varied and abrogated whilst the company is a going concern.
Dividends
We may, subject to the provisions of the Companies Act and the Articles, by ordinary resolution from time to time declare dividends to be paid to shareholders not exceeding the amount recommended by our board of directors. Subject to the provisions of the Companies Act, in so far as, in the board of directors’ opinions, our profits justify such payments, the board of directors may pay interim dividends on any class of our shares.
Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves, as determined on a non-consolidated basis. The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.
As a public company, it will not be sufficient that we have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement will be imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:
•
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•
if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total.

Except as provided otherwise by the rights attached to shares, dividends may be declared or paid in any currency. The board of directors may decide the rate of exchange for any currency conversions that may be required and how any costs involved in such conversions are to be met.
Any dividend unclaimed after a period of 12 years from the date such dividend was declared or became payable shall, if the board of directors resolve, be forfeited and shall revert to us. No dividend or other moneys payable on or in respect of a share shall bear interest as against us.
Liquidation Preference
On a distribution of assets on a liquidation, the surplus assets remaining after payment of liabilities shall be distributed among the holders of ordinary shares pro rata to the number of ordinary shares held irrespective of the amount paid or credited as paid on any share.
Transfer of Ordinary Shares
Each member may transfer all or any of his or her shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the board of directors may approve. Each member may transfer all or any of his or her shares which are in uncertificated form by means of a “relevant system” in such manner provided for, and subject as provided in, the uncertificated securities rules (as defined in our Articles).
The board of directors may, in its absolute discretion, refuse to register a transfer of certificated shares unless:
(i)
it is for a share which is fully paid up;

(ii)
it is for a share upon which the company has no lien;

(iii)
it is only for one class of share;

(iv)
it is in favor of a single transferee or no more than four joint transferees;

(v)
it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi)
it is delivered for registration to the registered office of the company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor and the due execution of the transfer by him or, if the transfer is executed by some other person on his or her behalf, the authority of that person to do so.

The board of directors shall not refuse to register any transfer of partly paid shares in respect of which ADSs are admitted to Nasdaq on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.
The board of directors may refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the uncertificated securities rules and the relevant system.
Allotment of Shares and Preemption Rights
Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine. In accordance with section 551 of the Companies Act, the board of directors may be generally and unconditionally authorized to exercise all the powers of the company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. Specifically, our board of directors has the authority pursuant to Section 551 of the Companies Act to allot new shares or to grant rights to subscribe for or to convert any security into shares in the company up to a maximum aggregate nominal amount of £1,000,000. The authorities referred to above were passed by ordinary resolution on May 16, 2024 and run for five years and will expire on May 15, 2029.
The provisions of section 561 of the Companies Act (which confer on shareholders rights of preemption in respect of the allotment of equity securities which are paid up in cash) apply to the company except to the extent disapplied by special resolution of the company. Such preemption rights have been disapplied pursuant to the special resolution passed on May 16, 2024, and such disapplication remains in force, to the extent unutilized, as of the date of this prospectus.
Alteration of Share Capital
In accordance with the Companies Act, the company may, by ordinary resolution, consolidate all or any of its share capital into shares of a larger nominal value than its existing shares, or sub-divide its shares, or any of them, into shares of a smaller amount than the existing shares.
The company may, in accordance with the Companies Act, reduce or cancel its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.
Board of Directors
Unless otherwise determined by the company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two and shall not be subject to any maximum.
Subject to the Articles and the Companies Act, the company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors.
Our board of directors is divided into three classes, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting our entire board and which will serve staggered three-year terms, with eligibility for re-appointment at the end of such term. At each annual general meeting, the directors of the class whose term expires shall retire from office but are eligible for re-election by ordinary resolution at such annual general meeting and, in each case, where such director is re-elected, they will be entitled to serve until the third anniversary of such annual general meeting following election, at which point such director shall retire from office but shall be eligible for re-election.
Subject to the provisions of the Articles, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors.
The quorum for a meeting of the board of directors shall be fixed from time to time by a decision of the board of directors, but it must never be less than two directors and unless otherwise fixed, it is two directors.
Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairman will have a second or casting vote (unless he is not entitled to vote on the resolution in question).
Directors shall be entitled to receive such fees as the board shall determine for their services to the company as directors, provided that the aggregate fees payable to the directors must not exceed £1,000,000 per annum or such higher amount as may from time to time be decided by ordinary resolution. Directors shall be entitled to additional remuneration for any special duties or services performed or rendered to the company, as determined by the board of directors, and in respect of any employment or executive office. The directors shall also be entitled to be paid all reasonable expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the performance of their duties as directors.
The board of directors may, in accordance with the requirements in the Articles, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching his or her duty under the Companies Act, to avoid conflicts of interests.
A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his or her interest in a conflict as soon as is reasonably practicable. The director shall provide the board with such details of the matter as are necessary for the board to decide how to address the conflict together with such additional information as may be requested by the board.
Any authorization by the board of directors will be effective only if:
(i)
to the extent permitted by the Companies Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the Articles;

(ii)
any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii)
the matter is agreed to without the conflicted director voting or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.

A director cannot vote or be counted in the quorum on any resolution relating to any transaction or arrangement with the company in which he or she has an interest which may reasonably be regarded as likely to give rise to a conflict of interest but can vote (and be counted in the quorum) on matters related to the following:

(i)
giving him or her any security, guarantee or indemnity for any money or any liability which he or she, or any other person, has lent or obligations he or she or any other person has undertaken at the request, or for the benefit, of the company or any of its subsidiary undertakings;

(ii)
giving any security, guarantee or indemnity to any other person for a debt or obligation which is owed by the company or any of its subsidiary undertakings, to that other person if the director has taken responsibility for some or all of that debt or obligation;

(iii)
a proposal or contract relating to an offer of any shares or debentures or other securities for subscription or purchase by the company or any of its subsidiary undertakings, if the director takes part because he or she is a holder of shares, debentures or other securities, or if he or she takes part in the underwriting or sub-underwriting of the offer;

(iv)
any arrangement for the benefit of employees of the company or any of its subsidiary undertakings which only gives him or her benefits which are also generally given to employees to whom the arrangement relates;

(v)
any arrangement involving any other company if the director (together with any person connected with the director) has an interest of any kind in that company (including an interest by holding any position in that company or by being a shareholder of that company), except where the director knows he or she has an interest of 1% or more of any class of equity share capital of the company;

(vi)
a contract relating to insurance which the company can buy or renew for the benefit of the directors or a group of people which includes directors; and

(vii)
a contract relating to a pension, superannuation or similar scheme or a retirement, death, disability benefits scheme or employees’ share scheme which gives the director benefits which are also generally given to the employees to whom the scheme relates.

Subject to the provisions of the Companies Act, every director, secretary or other officer of the company is entitled to be indemnified against all losses and liabilities incurred by him in connection with the exercise of his or her duties or powers.
General Meetings
The company must convene and hold annual general meetings once a year in accordance with the Companies Act. Under the Companies Act, an annual general meeting must be called by notice of at least 21 clear days, and a general meeting must be called by notice of at least 14 clear days.
No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting which shall not be treated as part of the business of the meeting. Two qualifying persons (being either members, persons authorized to act as the representative of a member (being a corporation) in relation to the meeting, or persons appointed as proxy of a member in relation to the meeting) together holding (or who are the representatives or proxies of members in relation to the meeting holding) at least one third of the number of the issued shares entitled to vote on the business to be transacted at the meeting shall be a quorum for all purposes.
Borrowing Powers
Subject to the Articles and the Companies Act, the board of directors may exercise all of the powers of the company to:
(a)
borrow money;

(b)
indemnify and guarantee;

(c)
mortgage or charge;

(d)
create and issue debentures and other securities; and

(e)
give security either outright or as collateral security for any debt, liability or obligation of the company or of any third party.

Capitalization of Profits
The directors may, if they are so authorized by an ordinary resolution of the shareholders, decide to capitalize any undivided profits of the company not required for paying any preferential dividend (whether or not they are available for distribution), or any sum standing to the credit of any reserve or fund which is available for distribution or standing to the credit of the company’s share premium account, capital redemption reserve or other distributable reserve. The directors may also, subject to the aforementioned ordinary resolution, appropriate any sum which they so decide to capitalize to the persons who would have been entitled to it if it were distributed by way of dividend and in the same proportions.
Limitation on Owning Securities
Neither English law nor our Articles restrict in any way the ownership or voting of our shares by non-residents.
Uncertificated Shares
Subject to the Companies Act, the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (e.g., the CREST System or DTC) without a certificate.
The board of directors may take such steps as it sees fit in relation to the evidencing of and transfer of title to uncertificated shares, any records relating to the holding of uncertificated shares and the conversion of uncertificated shares to certificated shares, or vice-versa.
The company may by notice to the holder of an uncertificated share, require that share to be converted into certificated form.
The board of directors may take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertified share or otherwise to enforce a lien in respect of it.
Other Relevant United Kingdom Laws and Regulations
Mandatory Bid
(i)
The City Code on Takeovers and Mergers, or the Takeover Code, does not currently apply to the company. However if the company were to become subject to the Takeover Code in the future, the following provisions will apply. Under the Takeover Code, where:

(a)
any person, together with persons acting in concert with him, acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which he is already interested, and in which persons acting in concert with him are interested) carry 30% or more of the voting rights of a company; or

(b)
any person who, together with persons acting in concert with him, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested, such person shall, except in limited circumstances, be obliged to extend offers, on the basis set out in Rules 9.3, 9.4 and 9.5 of the Takeover Code, to the holders of any class of equity share capital, whether voting or non-voting, and also to the holders of any other class of transferable securities carrying voting rights. Offers for different classes of equity share capital must be comparable; the Takeover Panel should be consulted in advance in such cases.

(ii)
An offer under Rule 9 of the Takeover Code must be in cash or be accompanied by a cash alternative at not less than the highest price paid for any interest in the shares by the person required to make an offer or any person acting in concert with him during the 12 months prior to the announcement of the offer.
(iii)
Under the Takeover Code, a “concert party” arises where persons acting together pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) actively cooperate, through the acquisition by them of an interest in shares in a company, to obtain or consolidate control of the company. “Control” means holding, or aggregate holdings, of an interest in shares carrying 30% or more of the voting rights of the company, irrespective of whether the holding or holdings give de facto control.

Squeeze-Out
(i)
Under sections 979 to 982 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired, or unconditionally contracted to acquire, not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, it could then compulsorily acquire the remaining 10%. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares, provided that no such notice may be served after the end of: (a) the period of three months beginning with the day after the last day on which the offer can be accepted; or (b) if earlier, and the offer is not one to which section 943(1) of the Companies Act applies, the period of six months beginning with the date of the offer.

(ii)
Six weeks following service of the notice, the offeror must send a copy of it to the company together with the consideration for the ordinary shares to which the notice relates, and an instrument of transfer executed on behalf of the outstanding shareholder(s) by a person appointed by the offeror.

(iii)
The company will hold the consideration on trust for the outstanding shareholders.

Sell-out
(i)
Sections 983 to 985 of the Companies Act also give minority shareholders in the company a right to be bought out in certain circumstances by an offeror who has made a takeover offer. If a takeover offer relating to all the ordinary shares of the company is made and the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares and not less than 90% of the voting rights carried by those shares, at any time before the end of the period within which the offer could be accepted, any holder of shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period, or, if longer a period of three months from the date of the notice.

(ii)
If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Differences in Corporate Law
The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.
Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.
Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting	Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the

	England and Wales	Delaware
	Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.	certificate of incorporation or by the bylaws.
Notice of General Meetings	Under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.
Quorum	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.
Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend,	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such

	England and Wales	Delaware
	speak and vote at the meeting on their behalf by proxy.	stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.
Issue of New Shares	Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.	Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize the issuance of additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.
Preemptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.
Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof.

	England and Wales	Delaware
	accordance with the provisions of the Companies Act.	It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.
Liability of Directors and Officers
Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void.
Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (iii) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director or officer to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director or officer. However, no provision can limit the liability of a director for:
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any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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a director for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

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any transaction from which the director or officer derives an improper personal benefit; or

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an officer in any action by or in the right of the corporation.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware

total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.
Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders in person or by proxy who, being entitled to vote, vote on the resolution.

Shareholder Vote on Certain Transactions
The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:
•
shareholders or creditors or class
the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
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the approval of the board of directors; and

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the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes

	England and Wales	Delaware
	thereof present and voting, either in person or by proxy; and • the approval of the court.	of the outstanding stock of the corporation entitled to vote on the matter.
Standard of Conduct for Directors
Under English law, a director owes various statutory and fiduciary duties to the company, including:
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to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

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to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

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to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

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to exercise independent judgment;

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to exercise reasonable care, skill and diligence;

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not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director; and

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to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

	England and Wales	Delaware
Shareholder Litigation	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.
Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
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state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

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allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

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state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Transfer Agent and Registrar
Our share register is maintained by Computershare Investor Services plc. The share register reflects only record owners of our ordinary shares. Holders of our ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see the section entitled “Description of American Depositary Shares” in this prospectus. The transfer agent for any class of preference share that we may offer under this prospectus will be named and described in the prospectus supplement for that class.
Listing on Nasdaq
Our ADSs are listed on the Nasdaq Global Select Market under the symbol “BCYC.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
Citibank, N.A. acts as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at Citigroup Centre, Canary Wharf, London, E14 5LB, United Kingdom.
We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6 that was declared effective on May 23, 2019. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-231422 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold, on your behalf, the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account versus as registered holder, or as holder of certificated versus uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary-share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold, and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary-share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank, and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.
The depositary bank will not distribute the rights to you if:
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we do not timely request that the rights be distributed to you, or we request that the rights not be distributed to you; or

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we fail to deliver satisfactory documents to the depositary bank; or

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it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
The depositary bank will not distribute the property to you and will sell the property if:
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we do not request that the property be distributed to you or if we request that the property not be distributed to you; or

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we do not deliver satisfactory documents to the depositary bank; or

•
the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
Upon completion of an offering, the ordinary shares that are being offered pursuant to the prospectus supplement will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters or agents named in the prospectus supplement. In addition, if you own ordinary shares, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and English legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:
•
the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•
all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•
you are duly authorized to deposit the ordinary shares. The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement; and

•
the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:
•
ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and English law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except for:
•
temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•
obligations to pay fees, taxes and similar charges; or

•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the section entitled “Description of Share Capital and Articles of Association.”
At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:
•
In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•
In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of ordinary shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary-share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of shares)	Up to U.S. 5¢ per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary-share(s) ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank
Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).	Up to U.S. 5¢ per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•
certain cable, telex and facsimile transmission and delivery expenses;

•
the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•
the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•
the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Amendments and Termination
We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and (subject to the payment of applicable taxes) to direct the deposit of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:
•
We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•
We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles or in any provisions of or governing the securities on deposit.

•
We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.
In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill their legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

TAXATION
Certain Material United States Federal Income Tax Considerations for U.S. Holders
The following is a description of certain material U.S. federal income tax considerations of owning and disposing of our ADSs and ordinary shares to U.S. Holders (as defined below) that hold our ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion is based on the Code, final, temporary and proposed U.S. Treasury Regulations, administrative pronouncements and judicial decisions, all as of the date hereof, changes to any of which may affect the tax considerations described herein - possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address any U.S. federal non-income tax considerations, including estate or gift tax considerations, the Medicare contribution tax on net investment income, the alternative minimum tax or the special tax accounting rules under Section 451(b) of the Code, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or ordinary shares. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, or tax considerations applicable to U.S. Holders subject to special rules, such as:
•
banks, insurance companies, and other financial institutions;

•
persons that hold our ordinary shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to our ordinary shares or ADSs;

•
persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•
brokers, dealers or traders in securities, commodities or currencies;

•
retirement plans;

•
tax-exempt entities or government organizations;

•
S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•
corporations that accumulate earnings to avoid U.S. federal income tax;

•
regulated investment companies or real estate investment trusts;

•
persons holding our ordinary shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•
persons who own (directly or indirectly, and actually or through attribution) 10% or more of our stock (by vote or value).

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares or ADSs and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our ordinary shares or ADSs.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares or ADSs who is, for U.S. federal income tax purposes:
(i)
an individual who is a citizen or resident of the United States;

(ii)
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii)
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)
a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

The discussion below with respect to our ADSs assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss should be recognized upon an exchange of ADSs for ordinary shares. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner.
PERSONS CONSIDERING AN INVESTMENT IN OUR ORDINARY SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSs, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.
Taxation of Distributions
Subject to the discussion below under “PFIC Considerations,” distributions paid on our ordinary shares or ADSs, other than certain pro rata distributions of our ordinary shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain holding period and other requirements are met. However, the qualified dividend income treatment may not apply if we are treated as a passive foreign investment company, or PFIC, as discussed below, with respect to the U.S. Holder. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these reduced tax rates in their particular circumstances.
The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code with respect to dividends received from domestic corporations. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss generally will be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of our ordinary shares or ADSs or rights to acquire our ordinary shares or ADSs) will be the fair market value of such property on the date of distribution.
For foreign tax credit limitation purposes, our dividends generally will be treated as passive category income. Because no U.K. income taxes will be withheld from dividends on our ordinary shares or ADSs, there will be no creditable foreign taxes associated with any dividends that a U.S. Holder will receive.
To the extent a distribution with respect to our ordinary shares or ADSs exceed our current or accumulated earnings and profits, as determined under United States federal income tax principles, the distribution will be treated, first, as a tax-free return of the U.S. Holder’s investment, up to the holder’s adjusted tax basis in its ordinary shares or ADSs, and, thereafter, as capital gain, which is subject to the tax treatment described below under “Sale or Other Taxable Disposition of Ordinary Shares and ADSs.”
Sale or Other Taxable Disposition of Ordinary Shares and ADSs
Subject to the discussion below under “PFIC Considerations,” gain or loss realized on the sale or other taxable disposition of our ordinary shares or ADSs will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares or ADSs exceeds one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.
If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ADSs are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a foreign currency by translating the amount realized at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.
PFIC Considerations
If we were classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.
We will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:
•
at least 75% of our gross income is passive income (such as interest income); or

•
at least 50% of the value of our gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

If we own, directly or indirectly, 25% or more (by value) of the equity of another corporation, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of such corporation.
Based on our analysis of our income, assets, activities and market capitalization, we believe that we were, more likely than not, a PFIC for the taxable year ended December 31, 2024. We have not yet determined our PFIC status for the current taxable year. A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year, and we may be classified as a PFIC currently or in the future.
The total value of our assets for purposes of the asset test generally will be calculated based upon the market price of our shares and ADSs, which may fluctuate considerably. Fluctuations in the market price of our shares or ADSs may result in our being a PFIC for any taxable year. Because of the uncertainties involved in establishing our PFIC status, there can be no assurance regarding whether we currently are treated as a PFIC or may be treated as a PFIC in the future. Our U.S. counsel expresses no opinion regarding our conclusions or our expectations regarding our PFIC status.
If we were classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares or ADSs, we would continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs, regardless of whether we remain a PFIC unless (i) we ceased to be a PFIC and the U.S. Holder made a “deemed sale” election under the PFIC rules, or (ii) the U.S. Holder made a qualified electing fund election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC. If the “deemed sale” election were made, a U.S. Holder would be deemed to have sold our ordinary shares or ADSs the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in subsequent taxable year, the U.S. Holder’s ordinary shares or ADSs with respect to which such election was made would not be treated as shares in a PFIC, and the U.S. Holder would not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares or ADSs. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.
Excess Distribution Rules
For each taxable year in which we were treated as a PFIC with respect to a U.S. Holder, such U.S. Holder would be subject to the “excess distribution rules” with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of our ordinary shares or ADSs. The excess distributions rules do not apply to a U.S. Holder that makes a QEF Election or a mark-to-market election, both as discussed below.
Under the excess distribution rules, distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions the U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for our ordinary shares or ADSs would be treated as an excess distribution. Under these special tax rules:
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the excess distribution and any gain from the disposition of our ordinary shares or ADSs would be allocated ratably over a U.S. Holder’s holding period of such shares or ADSs;

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the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, would be treated as ordinary income and would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains;

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the amount allocated to each other year would be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” may not be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of ordinary shares or ADSs may not be treated as capital gains, even if a U.S. Holder holds the ordinary shares or ADSs as capital assets.
In addition, if we were a PFIC, a U.S. Holder would generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.
QEF Election
If we were a PFIC, the rules above would not apply to a U.S. Holder that makes a QEF Election with respect to such U.S. Holder’s ordinary shares or ADSs. If a U.S. Holder were to make an effective QEF Election, the U.S. Holder would be required to include in gross income each year, whether or not we make distributions, as capital gains, such U.S. Holder’s pro rata share of our net capital gains and, as ordinary income, such U.S. Holder’s pro rata share of our earnings in excess of our net capital gains. The electing U.S. Holder’s basis in our ordinary shares or ADSs would be increased to reflect taxed but undistributed income. Distributions of income that had been taxed previously would result in a corresponding reduction of basis in the ordinary shares or ADSs and would not be taxed again when distributed to such U.S. Holder.
A U.S. Holder makes a QEF Election generally by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return for the year beginning with which the QEF Election is to be effective (taking into account any extensions). A QEF Election can be revoked only with the consent of the IRS. In the event we are a PFIC, we intend to provide the information necessary for U.S. Holders to make a QEF election.

Mark-to-Market Election
A U.S. Holder of our ADSs also can avoid the application of the excess distribution rules by making a mark-to-market election with respect to the ADSs, provided that the ADSs qualify as “marketable shares.” ADSs will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meet certain conditions. For these purposes, ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ADSs are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ADSs remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of our ADSs, we expect the mark-to-market election would be available to you if we were a PFIC. Each U.S. Holder should consult its tax advisor as to whether a mark-to-market election is available or advisable with respect to our ADSs.
A U.S. Holder that makes a mark-to-market election with respect to our ADSs must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ADSs. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ADSs over the fair market value of the ADSs at the close of the taxable year, but only to the extent of any net mark-to-market gains included in income by such U.S. Holder for prior years that have not previously been deducted as a mark-to-market loss. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. Gains from an actual sale or other disposition of the ADSs would be treated as ordinary income, and any losses incurred on a sale or other disposition of the ADSs will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. In addition, any dividend distributions in respect of our ADSs to a U.S. Holder that has made a mark-to-market election with respect to such ADSs would not be eligible for the favorable tax rates applicable to qualified dividend income.
Once made, the mark-to-market election cannot be revoked without the consent of the IRS, unless the ADSs cease to be marketable shares. If a U.S. Holder made a mark-to-market election in respect of the ADSs and we ceased to be classified as a PFIC, the U.S. Holder would not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC.
However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our subsidiaries that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.
Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.
WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF YOUR INVESTMENT IN OUR ORDINARY SHARES OR ADSs, AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN OUR ORDINARY SHARES OR ADSs, IF WE WERE TO BE A PFIC.

Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals (and, under U.S. Treasury Regulations, certain entities) may be required to report information relating to our ordinary shares or ADSs, subject to certain exceptions (including an exception for our ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Asset) with their U.S. federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty.
Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of our ordinary shares or ADSs.
U.K. Taxation
The following is intended as a general guide to current U.K. tax law and HM Revenue & Customs, or HMRC, published practice applying as at the date of this prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of ADSs. It does not constitute legal or tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ADSs, or all of the circumstances in which holders of ADSs may benefit from an exemption or relief from U.K. taxation. It is written on the basis that we do not (and will not) directly or indirectly derive 75% or more of our qualifying asset value from U.K. land, and that we are and remain solely resident in the United Kingdom for tax purposes and will therefore be subject to the U.K. tax regime and not the U.S. tax regime save as set out above under “Material U.S. Federal Income Tax Considerations for U.S. Holders.”
Except to the extent that the position of non-U.K. resident persons is expressly referred to, this guide relates only to persons who are resident for tax purposes solely in the United Kingdom and do not have a permanent establishment, branch, agency (or equivalent) or fixed base in any other jurisdiction with which the holding of the ADSs is connected, or U.K. Holders, who are absolute beneficial owners of the ADSs (where the ADSs are not held through an Individual Savings Account or a Self-Invested Personal Pension) and who hold the ADSs as investments.
This guide may not relate to certain classes of U.K. Holders, such as (but not limited to):
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persons who are connected with the company;

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financial institutions;

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insurance companies;

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charities or tax-exempt organizations;

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collective investment schemes;

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pension schemes;

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market makers, intermediaries, brokers or dealers in securities;

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persons who have (or are deemed to have) acquired their ADSs by virtue of an office or employment or who are or have been officers or employees of the company or any of its affiliates; and

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individuals to whom split-year treatment applies or who are subject to U.K. taxation under the U.K.’s foreign income and gains regime that came into force with effect from 6 April 2025.

The decision of the First-tier Tribunal (Tax Chamber) in HSBC Holdings PLC and The Bank of New York Mellon Corporation v HMRC (2012) cast some doubt on whether a holder of a depositary receipt is the beneficial owner of the underlying shares. However, based on published HMRC guidance we would expect that HMRC will regard a holder of ADSs as holding the beneficial interest in the underlying shares and therefore these paragraphs assume that a holder of ADSs is the beneficial owner of the underlying ordinary shares and any dividends paid in respect of the underlying ordinary shares (where the dividends are regarded for U.K. purposes as that person’s own income) for U.K. direct tax purposes.
THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.K. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ADSs OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ADSs IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS. IN PARTICULAR, NON-U.K. RESIDENT PERSONS ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAXATION AGREEMENTS.
Dividends
Withholding Tax
Dividends paid by us will not be subject to any withholding or deduction for or on account of U.K. tax.
Income Tax
An individual U.K. Holder may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from the company. An individual holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from the company unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency to which the ADSs are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.
All dividends received by an individual U.K. Holder from us or from other sources will form part of that U.K. Holder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £500 of taxable dividend income received by the individual U.K. Holder in the tax year 2025/2026. Income within the nil rate band will be taken into account in determining whether income in excess of the £500 tax-free allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the tax-free allowance will (subject to the availability of any income tax personal allowance) be taxed at 8.75% to the extent that the excess amount falls within the basic rate tax band, 33.75% to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band.
Corporation Tax
A corporate holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. corporation tax on dividends received from us unless it carries on (whether solely or in partnership) a trade in the United Kingdom through a permanent establishment to which the ADSs are attributable.
Corporate U.K. Holders should not be subject to U.K. corporation tax on any dividend received from us so long as the dividends qualify for exemption, which should be the case, although certain conditions must be met. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the amount of any dividends (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less, with marginal relief from the main rate available to companies with profits between £50,000 and £250,000 subject to meeting certain criteria).
Chargeable Gains
A disposal or deemed disposal of ADSs by a U.K. Holder may, depending on the U.K. Holder’s circumstances and subject to any available exemptions or reliefs (such as the annual exemption), give rise to a chargeable gain or an allowable loss for the purposes of U.K. capital gains tax and corporation tax on chargeable gains.
If an individual U.K. Holder who is subject to U.K. income tax at either the higher or the additional rate is liable to U.K. capital gains tax on the disposal of ADSs, the current applicable rate will be 24%. For an individual U.K. Holder who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the current applicable rate would be 18%, save to the extent that any capital gains, when aggregated with the U.K. Holder’s other taxable income and gains in the relevant tax, year exceed the unused basic rate tax band. In that case, the rate currently applicable to the excess would be 24%.
If a corporate U.K. Holder becomes liable to U.K. corporation tax on the disposal (or deemed disposal) of ADSs, U.K. corporation tax would apply (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less, with marginal relief from the main rate available to companies with profits between £50,000 and £250,000 subject to meeting certain criteria).
A holder of ADSs which is not resident for tax purposes in the United Kingdom should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of ADSs unless the person is carrying on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate holder of ADSs, through a permanent establishment) to which the ADSs are attributable. However, an individual holder of ADSs who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of ADSs during that period may be liable on his or her return to the United Kingdom to U.K. tax on any capital gain realized (subject to any available exemption or relief).
Stamp Duty and Stamp Duty Reserve Tax
The discussion below relates to the holders of our ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.
Issue of Ordinary Shares
No U.K. stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the underlying ordinary shares in the company.
Transfers of Ordinary Shares
An unconditional agreement to transfer ordinary shares in certificated form will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser of the shares is liable for the SDRT. Transfers of ordinary shares in certificated form are generally also subject to stamp duty at the rate of 0.5% of the amount or value of the consideration given for the transfer (rounded up to the next £5.00). Stamp duty is normally paid by the purchaser. The charge to SDRT will be canceled or, if already paid, repaid (generally with interest), where a transfer instrument has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.
An unconditional agreement to transfer ordinary shares to, or to a nominee or agent for, a person whose business is or includes the issue of depositary receipts or the provision of clearance services will generally be subject to SDRT (or, where the transfer is effected by a written instrument, stamp duty) at a higher rate of 1.5% of the amount or value of the consideration given for the transfer unless the clearance service has made and maintained an election under section 97A of the U.K. Finance Act 1986, or a section 97A election. It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by DTC.
However, no stamp duty or SDRT is payable where the transfer of ordinary shares to a clearance service or depositary receipt system satisfies the conditions of an exemption, which will generally be the case if the transfer occurs in the course of qualifying capital-raising arrangements.
Any stamp duty or SDRT payable on a transfer of ordinary shares to a depositary receipt system or clearance service will in practice generally be paid by the transferors or participants in the clearance service or depositary receipt system.
Issue of ADSs
No U.K. stamp duty or SDRT is payable on the issue of ADSs in the company.
Transfers of ADSs
No SDRT should be required to be paid on a paperless transfer of ADSs through the clearance service facilities of DTC, provided that no section 97A election has been made by DTC, and such ADSs are held through DTC at the time of any agreement for their transfer.
No U.K. stamp duty will in practice be payable on a written instrument transferring an ADS provided that the instrument of transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration. If it is necessary to pay stamp duty, it may also be necessary to pay interest and penalties.

LEGAL MATTERS
The validity of the ordinary shares, including ordinary shares represented by ADSs, being offered by this prospectus and certain other matters of English law will be passed upon for us by Cooley (UK) LLP, London, UK. The validity of certain other matters of U.S. federal law will be passed upon for us by Cooley LLP, Seattle, Washington.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of U.S. securities laws or other laws.
In addition, uncertainty exists as to whether the courts of England and Wales would:
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recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Cooley (UK) LLP and Cooley LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon U.S. securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley (UK) LLP that any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:
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the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

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the claimant commenced proceedings in the courts of England and Wales and we were duly served with process;

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the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

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the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law), or for a declaration or injunction;

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the judgment was not procured by fraud;

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the judgment was not obtained following a breach of a jurisdictional or arbitrational clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

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recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

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the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

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the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

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there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

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the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.
Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.
If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement.
In addition, it may not be possible to obtain an English judgment or to enforce that judgment if we are or become subject to any insolvency or similar proceedings, or if we have any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, we may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference therein. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.
Copies of certain information filed by us with the SEC are also available on our website at http://www.bicycletherapeutics.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-38916. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
The following documents are incorporated by reference into this document:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025;

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our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2025 (excluding those portions that are not incorporated by reference into our Annual Report on From 10-K for the fiscal year ended December 31, 2024);

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 1, 2025 and August 8, 2025, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 13, 2025, March 14, 2025, March 27, 2025, April 29, 2025, June 17, 2025 and August 8, 2025 (in each case, except for information contained therein which is furnished rather than filed); and

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the description of our ordinary shares, non-voting ordinary shares and ADSs contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Bicycle Therapeutics plc, Attention: Company Secretary, Blocks A & B, Portway Building, Granta Park Great Abington, Cambridge CB21 6GS, United Kingdom, Tel: +44 1223 261503.
The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.

30,323,301 Ordinary Shares
Represented by 30,323,301 American Depositary Shares
August 14, 2025